EXHIBIT 10.13


                              [COFFEE PEOPLE LOGO]






TO:            Matt Kimble
                                                  CONFIDENTIAL

FROM:          Taylor Devine

DATE:          9 January 1997

SUBJECT:       Welcome to Coffee People & Making Record of Some Details

===============================================================================

                                     PURPOSE

The purpose of this note to you is to welcome you to Coffee People and to make record of compensation and other necessary details relative to you joining us.

                                   INFORMATION

1. Before going any further, Jim, Patty and I want to say how excited we are about you joining us. We have the opportunity to build on that which has put in place in the past so as to create an even greater future. The single most important ingredient in creating the recipe for success is having enough of the right people on our team. People create success. One (1) of the most key positions in this creation of success is the position you are going into as our Vice-President, Human Resources

2. POSITION: Vice-President, Human Resources. As such you will be an officer of Coffee People, Inc.

3. TIMING: Start Monday, 20 January, 1997

4. BASE COMPENSATION: Base Salary is sixty-five thousand dollars ($65,000) annually.

5. INCENTIVE COMPENSATION: You will be participating in an Incentive Compensation Plan that affords you the opportunity to earn up to ten thousand dollars ($10,000) per year. This plan is broken down into four (4) quarters, with the Incentive Compensation potential of twenty-five hundred dollars ($2,500) per quarter.

Relative to the first quarter you are with Coffee People, to be eligible for that quarters Incentive Compensation, within the first thirty (30) days your are with us, you will provide me with a list of weighted Objectives (Objectives = measurable Goals) to be accomplished that first quarter. I reserve the ability to add or otherwise edit these Objectives to the point where we arrive at a written plan which I accept. At the end of the first quarter, we will score the plan in a percentage of completion or attainment sense. That percentage of attainment or completion will then equal the percentage applied against the $2,500 quarterly potential amount. Example: If the percentage of completion or attainment is 95%, the $ amount paid is 95% of $2,500 or $2,375. Amounts not earned in one quarter are not carried forward into the subsequent quarter.

Relative to the second quarter and subsequent quarters you are with Coffee People to be eligible for that quarters Incentive Compensation, on or before the fifteenth (15th) day of the first month of each quarter, you will provide me with a list of weighted Objectives (Objectives = measurable Goals) to be accomplished that first quarter. I reserve the ability to add or otherwise edit these Objectives to the point where we arrive at a written plan which I accept. At the end of the quarter, we will score the plan in a percentage of completion or attainment sense. That percentage of attainment or completion will then equal the percentage applied against the $2,500 quarterly potential amount. Example: if the percentage of completion or attainment is 95%, the $ amount paid is 95% of $2,500 or $2,375. Amounts not earned in one quarter are not carried forward into the subsequent quarter.

6. HEALTH CARE: This pertains to your medical and dental care. You are eligible for the standard health care coverage that all officers of the company participate in.

We are making an exception for you however when it comes to bridging your health care costs as you move from your current employer to Coffee People. As we have discussed, your current employer will offer you COBRA coverage for a certain time period subsequent to your employment with them. We know that you plan to utilize the COBRA coverage so that you and your family continue medical coverage between the time you leave your current employer and your insurance with Coffee People activates. The cost of the premium associated with COBRA needs to be paid by either you, your current employer or Coffee People. We have said we will pay your COBRA premium until you become eligible for your Coffee People insurance. This period of time is thought to be approximately the first full month after joining us. We will either reimburse you for the premium you pay or we will pay the premium directly for you. Your choice.

7. SALARY CONTINUANCE. You have asked for salary continuance if you sustain illness or injury not related to work. We do not currently have such coverage for anyone in the company and, per our discussion, are not in a position to make an exception for you. What we will pledge to you, is that should we make this kind of insurance available to the officer group in the future, as long as you are an officer of the company, we will extend the same opportunity to you as we extend to other officers of the company.

8. LIFE INSURANCE. Our standard coverage is $25,000. This is far cry from the three (3) times annual salary you currently have. We have agreed that you will secure the cost of a one hundred thousand dollar ($100,000) term policy. As a point of reference, we can secure such coverage for approximately $500 per year premium. Our intent is to "gross up" your base salary so that you can secure a $100,000 term life insurance policy on your own with the "grossed up" amount of your base salary taking care of that life insurance premium.

9. VACATION: Our standard vacation is two (2) weeks (equaling 10 days) after one year of employment. However, in your case, Coffee People will grant you fifteen
(15) days during your first year of employment. Your eligible vacation time will stay at 15 days until your length of service with Coffee People qualifies you for additional time under the Coffee People vacation plan program.

10. 401K PLAN: You will become eligible to participate in the 401K Plan within the same time period as the plan calls for. (We are currently verifying this timing) We believe that our plan is written such that a person must be with us six (6) months before they become eligible to participate. Once the six (6) month tenure is satisfied, we believe that a person can participate beginning the next full pay period.

11. STOCK PURCHASE PLAN: You will become eligible to participate in our Stock Purchase Plan as is written into the plan of all participants. After you fulfill a four (4) month employment, you will be eligible to participate on the next available enrollment date. Given that you join Coffee People approximately 20 January, 1997, your eligibility would work like:

20 Jan - 20 Feb = 1 month
20 Feb - 20 Mar = 2nd month
20 Mar - 20 Apr = 3rd month
20 Apr - 20 May = 4th month

 .................  with the next  available  enrollment  date being 1  September
1997.

12. STOCK OPTION GRANT: As we have discussed, the Board of Directors are the only entity that can legally grant your Stock Option Grant. However, I have assured you that I will request fifteen thousand (15,000) shares for you, vesting at the rate of twenty percent (20%) over a five (5) year period. The price of the stock option grant will be the price of the stock the day the Board grants you the option.

I intend to request your option grant as part of the business conducted at our next regularly scheduled Board meeting on Friday 24 January, 1997. Given approval, your vesting schedule will be:

     - Board approval date, 1998 = 20%
     - Board approval date, 1999 = 20%
     - Board approval date, 2000 = 20%
     - Board approval date, 2001 = 20%
     - Board approval date, 2002 = 20%

13. CONFIDENTIALITY OF INFORMATION: You acknowledge that you may receive confidential information about the Company's blends, recipes, formulas, processes, business plans, pricing data, supplier relationships, site selection and marketing information as well as other proprietary information which the Company has identified as confidential or which in the exercise of reasonable judgement should be considered confidential. You acknowledge that all such confidential information is and shall continue to be the property of Coffee People and agree to exercise the highest degree of care in safeguarding such information against loss, theft or other inadvertent disclosure.

You agree not to disclose any confidential or proprietary information about Coffee People, directly or indirectly, under any circumstances or by any means, to any third person without express written consent of the Board, except as may be necessary to accomplish the business goals and objectives of Coffee People over which you have responsibility and authority. You agree that you will not make any commercial use whatsoever of confidential or proprietary information of Coffee People, except as may be necessary to accomplish the Coffee People business goal & objectives.

Upon termination of your employment for any reason or as otherwise requested, you will promptly return all such confidential or proprietary information to Coffee People, in whatever form it may be in.

The obligations contained in this section shall survive beyond the date of any termination of the business relationship between you and Coffee People and shall continue for as long as you possess any confidential or proprietary information of Coffee People.

14. COVENANT NOT TO COMPETE: You agree that during the time of your employment and for a period of four (4) years following the date of termination of your employment for any reason, you will not directly or indirectly, in any form or through any entity engage in or assist a business which competes with or may compete with Coffee People within the United States. For purposes of definition, competitors are those retail stores which derive fifty percent (50%) or more of their retail sales from the sale of coffee by the drink and/or bean.

15. AGREEMENT: This is between Matt Kimble (hereafter the "Employee") and Coffee People, Inc., (hereafter the "Company") have reached an agreement as set forth below.

     A. Each provision of this Agreement is severable. If any provision of this Agreement is legally invalid, the remainder of the Agreement remains in full force and effect.

     B. The document sets forth the entire agreement between the parties, and supersedes all prior agreements, whether written or oral, express or implied. The Agreement may not be amended, modified or waived except in writing, unless duly signed by both the Employee and authorized by the President and COO or by the Board of Directors of the Company.

     C. If the Employee and the Company cannot resolve a dispute (whether arising in the contract or tort or any other legal theory and whether based on federal, state or local statutes or common law and regardless of the identities of any other defendants) that in a way relates to, arises out of, or is connected with the Employee's employment relationship or the termination thereof, or this Agreement (a "Dispute"), then that Dispute shall be resolved through binding arbitration in Portland, Oregon. The arbitration shall be conducted in accordance with the current rules of the United States Arbitration and Mediation Service (USAMS). The arbitrator selected will be mutually agreed to by the parties, but if the parties are unable for any reason whatsoever to mutually agree upon the selection of an arbitrator, then the arbitrator shall be selected by the USAMS. In the event that a Dispute involves a claim which either the Employee or the Company seeks to assert against a third party, the parties further agree that arbitration shall be the exclusive remedy against any such third party (including, but not limited to, any officer, director, agent, shareholder, affiliate or advisor of the Company), provided that such third part consents to participate in and be bound by such arbitration.

     The parties filing a claim for arbitration must present it in writing to the other party and USAMS within six months of the date the party filing the claim knew or should have known of it or the date of termination, which ever is earlier. Any claim not brought within the required time period will be waived forever. Judgment on the award rendered in the arbitration may be entered in any court having jurisdiction and enforced accordingly.

     D. Not withstanding anything herein to the contrary, the Employee's employment with the Company is terminable at will, with or without cause; provided, however, that the termination of the Employee's employment shall be governed in accordance with the terms hereof.

     E. If the Employee is terminated by the Company for CAUSE or voluntarily terminates employment with the Company, then there is no severance benefits or obligations. If the Employee is terminated by the Company other than for Cause, then the Employee is entitled to severance as follows:

          a. The Company shall pay the Employee's base salary through the month during which the termination occurs; plus,

          b. The company shall pay a pro-rata share of any earned bonus amount based upon the Employee's time-in-position and the criteria established under any bonus plan of the Company in which the Employee is a participant, using a calculation from the most recent year-to-date figures at the time of termination; and,

          c. The Company shall make monthly severance payment for a period of six (6) months equal to the Employee's monthly base salary at the time of termination and shall be equal to the Employee's monthly base salary at the time of termination. The severance payments will commence in the month following termination, to be paid with the same frequency as other pay checks are issued to those still employed with the Company at that time. (ie: every other week, bi-monthly, monthly or whatever frequency is practice for other salaried people at that time.); and,

All severance payments herein shall be subject to applicable withholding and deductions.

Termination by the Company for "Cause" mean termination based on (i) conduct which is a material violation of Company policy or which is fraudulent or unlawful or which materially interferes with the Employee's ability to perform their duties, (ii) misconduct which damages or injures the Company or substantially damages its reputation, or (iii) gross negligence in the performance of, or willful failure to perform, the Employee's duties and responsibilities.

          d. The Company shall continue to pay its portion of the health or dental premium through the date severance pay ends, if the Employee elects coverage and is not covered under another plan; subject to earlier termination of coverage at such time as they become eligible to receive medical and/or dental benefits due to coverage by a new employer.

     F. The severance benefits under this Agreement shall not be transferred, assigned or encumbered in any way, either voluntarily or involuntarily. In the event the Employee dies during the term of the severance agreement, any further payments shall be made to the Employee's estate.

     G. Any severance benefits contained in this Agreement are expressly contingent on the execution and delivery to the Company of a full release in a form satisfactory to the Company at the time of termination with respect to any and all claims relative to the Employee's employment or the termination of the employment.

16. "AT-WILL" EMPLOYER: Coffee People, Inc. is an "at-will" employer. The terms of this offer will not change or modify the Company's at-will relationship.

Now that we have all the necessary language behind us, we can get on with continuing to build our company. We all look forward to having you join us.

Best Wishes - Taylor

Dated Signature Lines:


/s/Taylor H. Devine      9 Jan 97                 /s/Matt Kimble        1/10/97
---------------------------------                 -----------------------------
Coffee People, Inc.                               Matt Kimble, date
Taylor H. Devine, date

attachment

Coffee People, Inc. Stock Option Plan (11 pages)

cc with the Coffee People, Inc. Stock Option Plan (11 pages):  K. Ross cc without the Coffee People, Inc. Stock Option Plan:
J. Roberts